EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-149183, 333-138054, 333-138053, 333-124574, 333-69002, 333-83809, 33-65509, 33-53401, and 33-53361 on Form S-8 of our reports dated August 19, 2009, relating to the financial statements and financial statement schedule of Applied Industrial Technologies, Inc. (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in and incorporated by reference in this Annual Report on Form 10-K of the Company for the year ended June 30, 2009.
/s/ Deloitte & Touche LLP
Cleveland, Ohio
August 19, 2009